AMENDMENT NO. 2 TO

SUB-INVESTMENT ADVISORY AGREEMENT BETWEEN

ASTON ASSET MANAGEMENT LLC AND TAMRO CAPITAL PARTNERS LLC

(FORMERLY TASHO INVESTMENT, LLC)

AMENDMENT NO. 2 (this “Amendment”), dated as of December 18, 2009, to the Sub-Investment Advisory Agreement, dated June 30, 2007, between ASTON ASSET MANAGEMENT LLC (hereinafter referred to as the “Investment Adviser”) and TAMRO CAPITAL PARTNERS LLC (formerly Tasho Investment, LLC and hereinafter referred to as the “Subadviser”) with respect to the Aston/TAMRO Diversified Equity Fund (formerly Aston/TAMRO Large Cap Value Fund and hereinafter referred to as the “Fund”) (the “Sub-Investment Advisory Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and intending to be bound, the parties agree as follows:

1. Section 2 of the Sub-Investment Advisory Agreement shall be replaced in its entirety as follows:

(a) As compensation for the services enumerated herein, the Investment Adviser will pay the Subadviser a fee with respect to the Allocated Assets, which shall be calculated and payable monthly in arrears based on the average daily net assets of the Fund, in an amount equal to 50% of the advisory fee payable to the Investment Adviser with respect to the Allocated Assets of the Fund (before deduction of the fee payable to Subadviser).

(b) For the purposes of this Agreement, a Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus (as used herein this term includes the related Statement of Additional Information).

(c) If this Agreement shall become effective subsequent to the first day of a month, or shall terminate before the last day of a month, the Subadviser’s compensation for such fraction of the month shall be prorated based on the number of calendar days of such month during which the Agreement is effective.

2. Except as expressly amended and modified by this Amendment, all provisions of the Sub-Investment Advisory Agreement remain in full force and effect.

3. Except to the extent governed by federal law including the 1940 Act, this Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principle of conflicts of laws thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of the day and year first above written.

ATTEST:	ASTON ASSET MANAGEMENT LLC

/s/ Laura Curylo	By:	/s/ Kenneth Anderson

ATTEST:	TAMRO CAPITAL PARTNERS LLC

/s/ Betsy Moszeter	By:	/s/ Kathleen Neumann

/s/ Betsy Moszeter	By:	/s/ Philip Tashho